Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Otelco Inc.

Oneonta, Alabama

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2018, relating to the consolidated financial statements of Otelco Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

Atlanta, Georgia

May 11, 2018